Exhibit 10.1

THIRD AMENDMENT

THIS THIRD AMENDMENT (the “Third Amendment”) is made and entered into as of the 26 day of October, 2017 (the “Execution Date”) by and between HINES GLOBAL REIT RIVERSIDE CENTER, LLC, a Delaware limited liability company (“Landlord”), and TECH TARGET, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord (as successor in interest to MA-Riverside Project, L.L.C.) and Tenant are parties to that certain lease dated August 4, 2009, which lease has been previously amended by a First Amendment dated November 18, 2010 (“First Amendment”) and a Second Amendment dated July 23, 2015 (the “Second Amendment”) (collectively, the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 110,478 rentable square feet (the “Original Premises”) on the first (1st), second (2nd), and third (3rd) floors of the building commonly known as One Riverside Center, located at 275 Grove Street, Newton, Massachusetts 02466 (the “Building”).

B.	The current Term of the Lease expires on February 29, 2020, and Tenant wishes to extend the Term of the Lease.
C.

Tenant desires to surrender to Landlord the portion of the Premises located on the third (3rd) floor of the Building, containing approximately 36,786 rentable square feet, as shown on Exhibit A-1, Third Amendment, attached hereto and incorporated herein (the “Surrendered Premises”) (the Original Premises, less the Surrendered Premises, is referred to herein as the “Remaining Premises”, which Remaining Premises consists of approximately 73,692 rentable square feet, located on the first (1st) and second (2nd) floors of the Building), and Landlord is willing to accept the surrender of the Surrendered Premises on the following terms and conditions.

D.

Landlord and Tenant desire to amend the Lease to reflect the extension of the Lease Term and the reduction in the Rentable Square Footage of the Premises, in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

I.

Extension of Term.  The Term of the Lease is hereby extended for a period of time (the “Extension Term”) commencing on March 1, 2020, and expiring on December 31, 2029 (the “Extended Expiration Date”), unless sooner terminated in accordance with the terms of the Lease and this Third Amendment.  The Extension Term shall be upon all of the same terms and conditions of the Lease, except as otherwise set forth herein.  Tenant shall continue to have the right to extend the Term of the Lease for a period of five (5) years on all of the terms and conditions set forth in Section 15.2 of the Lease, except that (x) all references therein to “Initial Term” shall be deemed to mean the “Extension Term” defined above, and (y) all references therein to “Extension Term” shall be deemed to mean the period commencing on January 1, 2030, and expiring on December 31, 2034.

II.Surrendered Premises.

A.

Tenant shall vacate and surrender the Surrendered Premises to Landlord in accordance with the terms of the Lease on or before December 31, 2017 (the “Surrender Date”), which is the day immediately preceding the Reduction Effective Date, as hereinafter defined, and Tenant shall fully comply with all obligations under the Lease respecting the Surrendered Premises up to the Reduction Effective Date, including those provisions relating to the condition of the Surrendered Premises and removal of Tenant’s property therefrom.  Except as expressly set forth herein, from and after the Reduction Effective Date, Tenant shall have no rights, title or interest in the Surrendered Premises nor any obligations or liabilities under the Lease with respect thereto, except those that by their terms survive the termination of the Lease.

B.

Effective as of January 1, 2018 (the “Reduction Effective Date”), the Premises shall be decreased from 110,478 rentable square feet to the 73,692 rentable square feet of the Remaining Premises, as such space is shown on Exhibit A, Third Amendment, attached hereto and incorporated herein, by the elimination of the Surrendered Premises.  As of the Reduction Effective Date, (i) the Surrendered Premises shall be deemed surrendered by Tenant to Landlord, (ii) the Lease shall be deemed terminated with respect to the Surrendered Premises, (iii) the “Premises”, as defined in the Lease, shall be deemed to mean the Remaining Premises, and (iv) Exhibit B of the Lease and Exhibit A of the First Amendment shall be deleted in their entirety, and the attached Exhibit A, Third Amendment shall be substituted therefor.

C.

Tenant’s failure to vacate the Surrendered Premises on the Surrender Date shall be subject to the provisions of Section 14.19 of the Lease and shall be deemed to be a Default by Tenant under the Lease, and Tenant shall pay holdover Rent for and with respect to the Surrendered Premises in accordance with the provisions of Section 14.19 of the Lease.  No holding over by Tenant in the Surrendered Premises after the Surrender Date shall be construed to extend the Lease Term for the Surrendered Premises or in any other manner be construed as permission by Landlord to hold over.  The provisions of this Section II (C) shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  If Tenant fails to surrender the Surrendered Premises on or before the Surrender Date, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any and all loss, costs (including reasonable attorneys’ fees), damage or expense incurred by Landlord arising from Tenant’s failure to surrender the Surrendered Premises, and liability resulting from such failure, including any claims made by any succeeding tenant resulting from such failure to surrender, and any lost profits to Landlord resulting therefrom.

III.Remaining Premises.

A.

Annual Basic Rent.  Notwithstanding the Basic Rent schedules set forth in the Lease, as amended, commencing on January 1, 2018, and expiring on the Extended Expiration Date, Tenant shall be obligated to pay Annual Basic Rent and Additional Rent on the Remaining Premises as set forth below:

Period	Annual Basic Rent	Monthly Basic Rent	Basic Rent Per Rentable Square Foot
1/1/18 – 12/31/18	$3,242,448.00	$270,204.00	$44.00
1/1/19 – 12/31/19	$3,242,448.00	$270,204.00	$44.00
1/1/20 – 12/31/20	$3,316,140.00	$276,345.00	$45.00
1/1/21 – 12/31/21	$3,316,140.00	$276,345.00	$45.00
1/1/22 – 12/31/22	$3,389,832.00	$282,486.00	$46.00
1/1/23 – 12/31/23	$3,389,832.00	$282,486.00	$46.00
1/1/24 – 12/31/24	$3,463,524.00	$288,627.00	$47.00
1/1/25 – 12/31/25	$3,463,524.00	$288,627.00	$47.00
1/1/26 – 12/31/26	$3,537,216.00	$294,768.00	$48.00
1/1/27 - 12/31/27	$3,537,216.00	$294,768.00	$48.00
1/1/28 – 12/31/28	$3,610,908.00	$300,909.00	$49.00
1/1/29 – 12/31/29	$3,610,908.00	$300,909.00	$49.00

All such Annual Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

B.Additional Rent.

(i)	Expenses: Effective as of January 1, 2018, the Base Year for Expenses shall be the calendar year 2018.

(ii)

Taxes:  Notwithstanding anything to the contrary set forth in the Lease, effective as of January 1, 2018, the (i) Base Year for Taxes shall be changed from a fiscal-year basis to a calendar-year basis, and (ii) the Base Year for Taxes shall be the calendar year 2018 (i.e., one half (1/2) of the Taxes assessed against the Property for the fiscal year ending June 30, 2018, and one half (1/2) of the Taxes assessed against the Property for the fiscal year ending June 30, 2019).

(iii)

Tenant’s Pro Rata Share.  Effective as of January 1, 2018, Tenant’s Pro Rata Share shall be decreased from 21.75% to 14.50%, and Tenant’s monthly installments of Additional Rent with respect to Expenses and Taxes shall be reduced accordingly as of such date.  Notwithstanding anything in this Third Amendment to the contrary, Tenant shall remain liable for (or, to the extent a refund is owed to Tenant, Tenant shall remain entitled to) all year-end adjustments with respect to Tenant’s Pro Rata Share applicable to the Surrendered Premises for that portion of the calendar year (for Operating Costs) and Fiscal Year (for Taxes) preceding January 1, 2018.  Such adjustments shall be made at the time, in the manner and otherwise in accordance with the terms of the Lease, unless otherwise specified herein.

C.

Condition of Remaining Premises.  Tenant is in possession of the Remaining Premises and, except for Landlord’s obligation to perform Landlord’s Work, as hereinafter defined, and provide the Cash Allowance, as hereinafter defined, Tenant accepts the same “as is” without any agreement, representation, understanding or obligation on the part of Landlord to perform any alterations, repairs or improvements to prepare the Remaining Premises for Tenant’s occupancy and without any representation or warranty by Landlord to Tenant as to the condition of the Premises or the Building.  Tenant hereby acknowledges that the Premises is in good order and satisfactory condition.  Landlord shall ensure that, as of the Execution Date, the heating, ventilation and air-conditioning system serving the Remaining Premises shall be in good working order.  Nothing contained herein shall affect Landlord’s maintenance and repair obligations set forth in the Lease.

D.	Landlord’s Work/Common Area Work.

(i)

Landlord’s Work.  Commencing at any time on or after January 1, 2018, Landlord, at Landlord’s sole expense, shall (a) remove the internal staircase connecting the second (2nd) and third (3rd) floors and (b) replace the slab between the second (2nd) and third (3rd) floors (collectively, “Landlord’s Work”).  Landlord’s Work shall be performed in a good and workmanlike manner.  Landlord shall use reasonable efforts to complete Landlord’s Work no later than January 31, 2018.  Any request from Landlord to commence Landlord’s Work prior to January 1, 2018, shall be submitted in writing to Tenant; provided, however, Tenant reserves the right, in its sole and absolute discretion to approve or deny such request.

Tenant acknowledges that, except as set forth in Subsection III,D.(iii) below, Landlord’s Work will be performed exclusively after Normal Business Hours, but otherwise during the current period of Tenant’s occupancy of the Remaining Premises.  Landlord shall use commercially reasonable efforts to coordinate Landlord’s Work with Tenant’s schedule to minimize disruption to Tenant’s business operations, but there shall be no diminution or abatement of Annual Basic Rent or Additional Rent or other compensation due from Landlord to Tenant hereunder, nor shall the Lease or this Third Amendment be affected or any of Tenant’s obligations thereunder reduced, and Landlord shall have no responsibility or liability for any inconvenience or disruption to Tenant’s business operations unless such inconvenience or disruption (i) is the result of negligence on the part of Landlord, its agents, employees or contractors, and (ii) substantially deprives Tenant of its use and enjoyment of the Remaining Premises.  Landlord agrees to cause the general contractor performing the Landlord’s Work to name Tenant as an additional insured on such contractor’s liability insurance policy maintained in connection with Landlord’s Work.

(ii)

Common Area Work.  Landlord agrees, by December 31, 2018:  (a) to make cosmetic upgrades to the common restrooms on the second (2nd) floor of the Building located outside of the Expansion Space (as defined in the Second Amendment) and (b) to replace the treadmills in the Fitness Center.

(iii)

Notwithstanding the foregoing or any other provision of the Lease or this Third Amendment to the contrary, Tenant agrees that Landlord may perform work on the third floor of the Building (other than filling in the floor slab in the opening between the second and third floors, which work shall be subject to the foregoing restrictions) at any time from and after January 1, 2018, including during Normal Business Hours and that Landlord shall have no responsibility or liability for any inconvenience to or disruption of Tenant’s business resulting from or incidental to the performance of such work.

E.

Tenant’s Work.  In the event Tenant desires any alterations or improvements to be made to refurbish the Remaining Premises (the “Tenant’s Work”), then said alterations or improvements shall be performed at Tenant’s sole cost and expense (including, without limitation, any dumpster fees, utility fees, and hoisting charges during construction) and in accordance with the provisions of Section 5.2 of the Lease.  In the event Tenant’s Work entails more than a cosmetic remodel consisting of repainting the walls and replacing the carpet and/or wallcovering, Tenant shall provide Landlord with detailed plans and specifications for Tenant’s Work (“Tenant Plans”) necessary to price, permit and construct any Tenant’s Work.  The Tenant Plans will be subject to Landlord’s review and approval, which shall not be unreasonably withheld, conditioned, delayed, or denied and the work contemplated thereby must maintain the continuity of the appearance of the Building and shall not cause the mechanical systems of the Building to become unsafe, hazardous, or overloaded as reasonably determined by Landlord.  Landlord shall review the Tenant Plans within seven (7) Business Days after receipt thereof and either (i) approve same or (ii) specify, in reasonable detail, the revisions required to enable approval.  If Landlord fails to notify Tenant of Landlord’s disapproval of the Tenant Plans as provided above within such seven (7) Business-Day-Period, then Landlord shall be deemed to have given its approval of Tenant’s Plans.  Tenant will have the right to utilize any union or non-union affiliated licensed general contractor (“Tenant’s Contractor”) for the construction of Tenant’s Work.  Tenant’s Contractor shall be subject to Landlord’s review and approval, which shall not be unreasonably withheld, conditioned, delayed, or denied.  Landlord shall promptly review Tenant’s Contractor within three (3) Business Days of receipt of Tenant’s selection and notification and shall either (a) approve the same, or (b) specify, in reasonable detail, the reasons why Tenant’s Contractor was not approved.  If Landlord fails to notify Tenant of Landlord’s disapproval of Tenant’s Contractor as provided above within the three (3) Business-Day-Period, then Landlord shall be deemed to have given its approval of Tenant’s Contractor.  The construction of Tenant’s Work shall be allowed to commence on the later to occur of (x) approval of the Tenant Plans, (y) approval of Tenant’s Contractor, and (z) Landlord’s receipt of copies of all necessary permits for the construction of Tenant’s Work.

F.

Cash Allowance. In order to induce Tenant to enter into this Third Amendment, and in consideration of Tenant’s agreements contained herein, Landlord shall provide Tenant with a cash allowance in the amount of $3,316,140.00 (i.e., $45.00 per rentable square foot of the Remaining Premises) (the “Cash Allowance”).  The Cash Allowance shall be paid to Tenant no later than five (5) business days following the Execution Date, and Tenant may use the Cash Allowance for any purpose Tenant deems appropriate; provided, however, Landlord shall have no obligation to pay any such Cash Allowance if Tenant is in default under the Lease beyond all applicable notice and cure periods.  Landlord expressly acknowledges and agrees that Tenant is not in default under the Lease as of the Execution Date. Landlord may pay the Cash Allowance to Tenant by check, mailed or delivered to the Premises, or by wire transfer to Tenant’s wire account.  Tenant shall, promptly upon request from Landlord, advise Landlord of Tenant’s wire address.

IV.	Parking. Effective January 1, 2018, Section VIII of the Second Amendment shall be deleted in its entirety and the following language shall be substituted in its place:

Commencing as of the January 1, 2018, the definition of “Parking Spaces” under Section 1.2 of the Lease shall be 222 parking spaces, subject to the terms of Section 2.2 of the Lease.  Parking Spaces shall be allocated as follows:  222 parking spaces of which (i) 25 parking spaces shall be within the executive parking area under Building One, (ii) 151 parking spaces shall be in the exterior parking garage, and (iii) 46 parking spaces shall be located on the surface lot, all on a non-exclusive, first-come, first-served basis, and in accordance with the provisions of Exhibit G-1 to the Lease.  Landlord shall have the right to reduce the Tenant’s number of parking spaces in the executive parking area to 19 spaces with thirty (30) days’ notice to Tenant, in which case, Tenant shall be allotted 156 parking spaces in the exterior parking garage and 47 parking spaces on the surface lot.

V.

Right of First Offer.  Tenant shall continue to have the Right of First Offer to Lease as set forth in Article XVI of the Lease, except that the phrase “any space contiguous to the Premises in Building One” in the first sentence thereof shall be deleted, and the following phrase shall be inserted in its place:  “any space directly contiguous to the Premises (a “RFO Premises”) on the first or second floors of the Building that becomes “available to lease to Tenant” (as hereinafter defined) after September 1, 2020, subject and subordinate to (i) Landlord’s right to lease to the then current occupant of the space (whether or not such right is specified in the current occupant’s lease) and (y) the prior rights (whether extension rights, expansion rights, rights of first refusal and/or rights of first offer) of other tenants in the Building existing on September 1, 2020”.  For the purposes of Article XVI, RFO Premises shall be deemed to be “available for lease to Tenant” if, Landlord, in its sole judgment, determines that the RFO Premises will become available for lease (i.e., when Landlord (x) determines that the then current occupant of the RFO Premises will vacate the RFO Premises, and (y) intends to offer the RFO Premises for lease).

VI.Inapplicable/Deleted Lease Provisions.

A.

Inapplicable Lease Provisions.  Article IV of the Lease (Term of Lease) and Exhibit C to the Lease (Landlord’s Work) of the Lease; Section 1.07 of the First Amendment (Preparation of the Additional Space); and Section I.D (Rent Credit) and Exhibit B, Second Amendment (Work Letter) of the Second Amendment shall have no applicability with respect to this Third Amendment.

B.

Deleted Lease Provisions.  The fourth and fifth sentences in Section 5.1(b)(ii) of the Lease; Section 2 of the First Amendment; and Section IX (Right of First Offer) of the Second Amendment are hereby deleted in their entirety and are of no further force and effect.

VII.Miscellaneous.

A.

This Third Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Third Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.
C.	In the case of any inconsistency between the provisions of the Lease and this Third Amendment, the provisions of this Third Amendment shall govern and control.
D.

Submission of this Third Amendment by Landlord is not an offer to enter into this Third Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Third Amendment until Landlord has executed and delivered the same to Tenant.

E.

The capitalized terms used in this Third Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Third Amendment.

F.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Third Amendment, other than Colliers International (the

“Broker”).  Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers, other than the Broker, claiming to have represented Tenant in connection with this Third Amendment.  Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Third Amendment, other than the Broker.  Landlord agrees to pay any commission due to the Broker by reason of this Third Amendment pursuant to a separate agreement between Landlord and the Broker.  Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Third Amendment.

G.	Each signatory of this Third Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Third Amendment as of the day and year first above written.

LANDLORD:

HINES GLOBAL REIT RIVERSIDE CENTER, LLC, a Delaware limited liability company By:_/s/ Kevin L. McMeans_____________ Name:_Kevin L. McMeans__________ Title:_Manager____________________

TENANT:
TECH TARGET, INC., a Delaware corporation By:_/s/ Daniel Noreck__________________ Name:_Daniel Noreck_______________ Title:_Chief Financial Officer ________

Exhibit 10.1

EXHIBIT A, THIRD AMENDMENT

OUTLINE AND LOCATION OF SURRENDERED PREMISES

AND

REMAINING PREMISES

See attached.

Exhibit A, Third Amendment

SURRENDERED PREMISES

LEASE EXHIBIT

SURRENDERED PREMISES

RIVERSIDE CENTER - BUILDING 1 - THIRD FLOOR - NEWTON,MA

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RIVERSIDE CENTER - BUILDING 1 - FIRST FLOOR

RIVERSIDE CENTER - BUILDING 1 - SECOND FLOOR

REMAINING PREMISES

LEASE EXHIBIT

REMAINING PREMISES

RIVERSIDE CENTER - BUILDING 1 - NEWTON, MA

W:\Riverside Center\05063 91 Area Calculations\Riverside Misc\Tech Target Exhibits 9-21-17\05063 91-02-EX-00.dwg , Plotted 9/26/2017 4:19 PM, By Jenny Pineros